EXHIBIT 99.1


                       LONE STAR STEAKHOUSE & SALOON, INC.
                        CONSOLIDATED STATEMENT OF INCOME
                  FOR THE FIFTY-THREE WEEKS ENDED JUNE 17, 1997
                                   (UNAUDITED)



Net sales                                                         $ 541,226,050
Costs and expenses:
        Costs of sales                                              189,350,437
        Restaurant operating expenses                               186,145,926
        Depreciation and amortization                                28,779,798
                                                                  -------------
Restaurant costs and expenses                                       404,276,161
                                                                  -------------
Restaurant operating income                                         136,949,889
General and administrative expenses                                  20,778,897
                                                                  -------------
Income from operations                                              116,170,992

Other income, principally interest                                    4,464,105
                                                                  -------------

Income before income taxes and minority interest                    120,635,097
Provision for income taxes                                          (44,690,330)
Minority interest                                                      (166,811)
                                                                  -------------
Net income                                                        $  75,777,956
                                                                  =============

Primary net income per share                                      $        1.82
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